Exhibit 99.1

Contact:	Mark Herr (News Media)
212-770-3505

Teri Watson (Investment Community)
212-770-7074
AIG ELECTS HENRY S. MILLER TO BOARD OF DIRECTORS
NEW YORK, April 7, 2010 — The Board of Directors of American International Group, Inc. (AIG) today elected Henry S. Miller a Director.
     “We are fortunate to have a Director with the experience and perspective that Henry Miller will bring to the AIG Board,” said Harvey Golub, Chairman of the AIG Board of Directors. “Henry will be a valuable addition as we continue to work to restore AIG as a strong company with solid businesses and to repay the U.S. government for its financial assistance.”
     Mr. Miller, 64, is Chairman, Managing Director and co-founder of Miller Buckfire & Co., LLC, a market-leading investment bank specializing in corporate restructuring, M&A, debt and equity financing and strategic advisory services. He is also Chairman and Chief Executive Officer of its affiliated business Marblegate Asset Management, an investment manager focused on investing in distressed credit and other special situation deep value opportunities. Prior to founding Miller Buckfire, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein, where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers. Mr. Miller received his Bachelor of Arts degree from Fordham University College of Arts and Sciences (now called Fordham College at Rose Hill) and a Masters of Business Administration degree from Columbia University’s Graduate School of Business.
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     American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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